News Release

For Immediate Release

November 9, 2005

MainStreet BankShares, Inc. located in Martinsville, Virginia announced that the company experienced a third quarter net profit of $475,182 or $.30 per share for the three months ended September 30, 2005 which compared favorably to the net profit of $280,225 or $.20 per share for the comparable period in 2004.

MainStreet BankShares, Inc. continues to be well capitalized with $14.8 million in total shareholders' equity at September 30, 2005. Total assets at September 30, 2005 were $150.3 million up from $133.7 million at June 30, 2005 an increase of 12.42%.

MainStreet BankShares, Inc., a bank holding company, operating since July 2000 operates Franklin Community Bank, N.A. a wholly owned subsidiary which has offices in Rocky Mount and Westlake Corner in Franklin County, Virginia. The bank opened for business in September 2002 and as of September 30, 2005 had assets of $150.0 million.

Contact:

C. R. McCullar, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(276) 632-8092